Exhibit 99.1

STRONG ENERGY AND MINING RESULTS AND IMPROVING NORTH AMERICAN WATER AND WASTEWATER OPERATING MARGINS DRIVE AEGION’S FIRST QUARTER 2012 NON-GAAP EPS OF $0.18
Aegion reaffirms 2012 non-GAAP earnings per share of $1.40 to $1.60

•	Consolidated net income, excluding acquisition related expenses (non-GAAP), improved by 142% from first quarter 2011 results

•	Energy and Mining segment operating income increased 16.4 percent on the strength of record performance from United Pipeline Systems

•	North American Water and Wastewater segment operating profit improved by $5.9 million

•	Recent acquisitions of Fyfe North America and CRTS contributed operating profit of $3.9 million (non-GAAP), excluding one-time acquisition-related expenses

•	January and April 2012 acquisitions of Fyfe Latin America and Fyfe Asia expected to be accretive to 2012 earnings per share

St. Louis, MO – April 24, 2012 – Aegion Corporation (Nasdaq Global Select Market: AEGN) today reported 2012 first quarter net income of $7.3 million, or $0.18 per diluted share (non-GAAP), excluding the impact of acquisition-related expenses from the Fyfe Latin America and Fyfe Asia transactions of $0.6 million (pre-tax), compared to net income of $3.0 million, or $0.08 per diluted share, in the first quarter of 2011.  Inclusive of this one-time charge, net income for the first quarter of 2012 was $6.7 million, or $0.17 per diluted share.

J. Joseph Burgess, President and Chief Executive Officer, commented, “Our Company is off to a very good start particularly in the segments that are expected to drive our earnings performance in 2012.  United Pipeline Systems, Corrpro and CRTS led the way to an almost doubling of consolidated operating income for the first quarter of 2011.  Record revenues at United Pipeline Systems, a strong start for Corrpro, strong margin performance at CRTS and continued improved performance in our North American Water and Wastewater business drove the improved results.  And it could have been better.  Pipe delivery delays at Bayou pushed significant production into the second quarter.  Our North American Water and Wastewater business continued to make significant process in its turnaround with improving operating profits from excellent performance in Canada and from the results of our investments in senior project management, estimating, scheduling and operations management, which are driving cost efficiencies and reducing fixed costs.  Our new Commercial and Structural platform made a meaningful contribution to operating income in the quarter on strong performance from Fyfe North America.  We experienced severe winter weather throughout Europe, which caused significant project delays in our European Water and Wastewater business.  This business saw improved performance in March pointing to a recovery in many of the impacted markets.  Finally, our Asia-Pacific Water and Wastewater business experienced continued project performance issues in Singapore, which projects we expect to complete in the second quarter of 2012, and project delays in Australia where flooding conditions hampered contracting execution in Sydney.”

“Our first quarter results demonstrate Aegion is on track for 2012.  Our Energy and Mining platform displayed its strength from the diversity of technologies and services offered across a variety of geographies.  Our outlook is favorable for the remainder of the year across all of our Energy and Mining businesses, especially with the two signature projects on track to begin this summer, United Pipeline System’s Tite Liner® phosphate line installation in Morocco and the CRTS/Saudi Arabia WASIT project.  Our Corrpro business is off to a strong start and had nearly record backlog at the end of the quarter, and prospects continue to improve across all of its geographical markets.  North America Water and Wastewater is delivering on the stability and improving margins we expected from our recent efforts.  In fact, margins in our backlog at the end of the first quarter of 2012 increased by 80 basis points from year end 2011, further solidifying our bidding strategies discipline.  Despite continued challenges in the market, we have better optimized our position to manage these conditions.  The contributions expected from our Commercial and Structural platform remain robust, and we expect a significant increase in the number of growth opportunities across their various vertical end markets.  The acquisitions of Fyfe Asia and Fyfe Latin America also will add international diversification to our Commercial and Structural platform.”

“The performance of our businesses in the first quarter, the stability of our backlog position and the strength of our platforms for continued growth in 2012 give us significant confidence in our ability to deliver on our guidance of $1.40 to $1.60 per diluted share (non-GAAP), return on invested capital greater than 10 percent and a strong increase in cash flow from operations.”

Consolidated Highlights

Revenues in the first quarter of 2012 compared to the first quarter of 2011 increased 9.5 percent to $230.6 million on strong contributions from our Energy and Mining and Commercial and Structural segments.  This increase was partially offset by an expected decline in revenues from North American Water and Wastewater because of improved bidding discipline and market declines in several regions of the United States.  We also experienced a decline in revenues from our European Water and Wastewater business and our Australian CIPP business because of severe weather conditions.

For the first quarter of 2012 compared to the same quarter of 2011, gross profit increased by 28.0 percent to $52.7 million led by Energy and Mining, which increased gross profit by 16.5 percent to $26.9 million, and North American Water and Wastewater, which increased gross profit by 30.8 percent to $14.6 million.  Our Commercial and Structural segment contributed $7.6 million to gross profit, or 52.3 percent gross margins, on strength of project execution from Fyfe North America.  Consolidated gross margins were 22.8 percent, a 320 basis point increase compared to the first quarter of 2011.

Operating expenses increased $5.5 million, or 15.5 percent, for the first quarter of 2012 compared to the first quarter of 2011 because of the addition of $7.8 million of operating expenses (including purchase price depreciation and amortization) of businesses acquired in the second half of 2011.  Offsetting the inclusion of operating expenses from the acquired businesses was an approximate $2.9 million decrease in operating expenses in the quarter primarily from the restructuring and cost reduction efforts initiated last year in our global water and wastewater businesses.

Operating income, excluding acquisition-related transaction expenses, more than doubled to $11.5 million from $5.5 million in the first quarter of 2011.  Energy and Mining operating income grew 16.4 percent to $7.4 million, while North American Water and Wastewater operating income reached $4.2 million as compared to a loss of $1.7 million in the prior year quarter.  Our European and Asia-Pacific Water and Wastewater businesses reported operating losses of $0.3 million and $1.8 million, respectively, for the first quarter of 2012.  Our Commercial and Structural segment contributed $1.9 million in operating income during the first quarter of 2012.  Operating margins increased to 5.0 percent in the quarter compared to 2.6 percent in the first quarter of 2011.

Cash Flow

Net cash flow from operations in the first quarter of 2012 was $19.2 million, or 268 percent of net income, as compared to cash used by operations of $4.6 million in the first quarter of 2011.  The largest contributor to the increase was from the impact of strong collections of receivables, along with significant improvement in net income.

Net cash flow from investing activities was a $11.5 million use of cash as a result of higher capital expenditures totaling $11.4 million compared to $3.7 million in the first quarter of 2011.  The increase in the first quarter of 2012 was primarily attributable to our initial funding of an insulation coating plant in partnership with Wasco Energy at our facility in New Iberia, Louisiana and expansion of our Canadian coating operation.  We spent $6.6 million on these two projects in the first quarter of 2012, a portion of which we received from our joint venture partners.  The higher use of cash in the quarter was also the result of the purchase of Fyfe Latin America for a net purchase price of $3.0 million.

Net cash from financing activities was $18.7 million because of a drawdown of $26.0 million on our line of credit for the funding of the recently completed acquisition of Fyfe Asia (closed April 5, 2012) and for working capital needs.  During the first quarter of 2012, we also repurchased $6.0 million of our common stock under previous Board authorizations.  We also repaid $6.3 million on our term loan in accordance with the terms of our Credit Facility agreement.

Net cash flow for the first quarter of 2011 was an increase of $24.3 million as compared to a net cash flow decrease of $7.5 million in the first quarter of 2011.

Consolidated Backlog

AEGION CORPORATION AND SUBSIDIARIES
CONTRACT BACKLOG
(Unaudited in millions)

Backlog(1)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011
Energy and Mining	$255.2	$256.4	$225.6	$168.1	$147.6
North American Water and Wastewater	132.5	130.0	157.5	169.5	152.6
European Water and Wastewater	19.2	20.7	19.2	22.2	24.0
Asia-Pacific Water and Wastewater	32.8	37.5	37.4	50.3	68.7
Commercial and Structural(2)	19.3	19.6	17.5	–	–
Total	$459.0	$464.2	$457.2	$410.1	$392.9

(1)
Contract backlog is our expectation of revenues to be generated from received, signed and uncompleted contracts, the cancellation of which is not anticipated at the time of reporting. Contract backlog excludes any term contract amounts for which there is not specific and determinable work released and projects where we have been advised that we are the low bidder, but have not formally been awarded the contract.

(2)	Backlog in the quarter is from our August 2011 acquisition of Fyfe North America, which created our Commercial and Structural segment.

Contract backlog for Energy and Mining remains strong as offshore activity in the Gulf of Mexico continues to build for Bayou.  Corrpro is experiencing strong growth in North America and the Middle East.  United Pipeline Systems and CRTS recognized revenues in the first quarter from mobilization, engineering and raw materials for pipe production against their contract backlog for the Tite Liner project in Morocco and the CRTS project for Wasit.  Actual lining installation and internal welded joint coating work is expected to begin this summer.

North American Water and Wastewater backlog increased to $132.5 million at March 31, 2012 compared to $130.0 million at year-end 2011.  More importantly, project margins continue to increase as a result of our efforts to improve our cost estimation and bidding discipline throughout the business.  While the market continues to be challenging with predominately small diameter projects, we have been successful in stabilizing our backlog position, and the bid table appears to be stable for the next several quarters.

Contract backlog for our European business declined by $1.5 million from December 31, 2011 to $19.2 million at March 31, 2012 on lower backlog in France where the market recovery experienced in the second half of 2011 slowed in the first quarter of 2012.

Our Asia-Pacific Water and Wastewater business contract backlog declined from December 31, 2011, as we continued to work through large projects in Australia, Hong Kong and India.  Bid activity in the upcoming quarters is strong for the Australian business, including large multi-year project tenders in Sydney.  We also continue to pursue large project opportunities in Malaysia, which awards should be determined in the coming weeks for work that would begin in late summer.

Commercial and Structural contract backlog remained relatively stable at $19.3 million at March 31, 2012 compared to $19.6 million at December 31, 2011.  While contract backlog was steady, the number of quotes and bids has been increasing significantly in the past few months and we anticipate backlog growth throughout the year, particularly as we include Fyfe Asia backlog in the second quarter of 2012.

Segment Reporting

Energy and Mining

(dollars in thousands)
	Quarters Ended March 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$115,038	$95,457	$19,581	20.5%
Gross profit	26,899	23,091	3,808	16.5
Gross profit margin	23.4%	24.2%	n/a	(0.8)
Operating expenses	19,459	16,701	2,758	16.5
Operating income	7,440	6,390	1,050	16.4
Operating margin	6.5%	6.7%	n/a	(0.2)

In the first quarter of 2012, our Energy and Mining operating income increased by $1.1 million, or 16.4 percent, compared to the first quarter of 2011.  The increase was primarily driven by a record quarter in our United Pipeline Systems business and strong performance from Corrpro.  These increases were partially offset by customer-driven delivery delays at our pipe coating plant in New Iberia, Louisiana. The first quarter results also included $2.0 million of operating income from our 2011 acquisitions of CRTS and Hockway, which businesses delivered strong performance relative to our expectations and their historical performance.

During the quarter, gross margins declined by 80 basis points because of lower margins in our pipe coating businesses from project delays and because of certain isolated execution issues related to a United Pipeline Systems project in Chile. We believe margins will trend upward during the remainder of 2012 as a result of significant large project execution and higher margin activity in our coatings business.

Operating expenses increased $2.8 million for the first quarter of 2012 compared to the prior year quarter.  Approximately $1.6 million of the increase was attributable to expenses related to our 2011 acquisitions of CRTS and Hockway and new joint ventures formed in the second half of 2011.  The remaining portion of the increase was because of increased costs to support the international growth of this segment.

We continue to believe that improving global end markets and our strong position in high spend areas will lead to expansion in 2012 within existing geographies for our corrosion engineering and United Pipeline Systems platforms as well as new geographies, specifically, the Middle East, North Africa, South America and to a certain extent Asia.

North American Water and Wastewater

(dollars in thousands)
	Quarters Ended March 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$74,338	$81,861	$(7,523)	(9.2)%
Gross profit	14,571	11,143	3,428	30.8
Gross profit margin	19.6%	13.6%	n/a	6.0
Operating expenses	10,381	12,818	(2,437)	(19.0)
Operating income (loss)	4,190	(1,675)	5,865	350.1
Operating margin	5.6%	(2.0)%	n/a	7.6

In the first quarter of 2012, North American Water and Wastewater operating income increased by $5.9 million, or 350.1 percent, compared to the first quarter of 2011. The first quarter of 2012 was the third consecutive quarter with improved operating profits and margins from excellent performance in Canada and improved project execution and cost discipline in the United States.  These margin improvements were achieved despite a 9.2% decrease in revenues.  We achieved a 19.2 percent increase in third party tube sales in the first quarter of 2012 as compared to the prior year quarter.

We experienced a 600 basis point improvement in gross margins, primarily due to improved project execution, the effects of our efforts to improve our project management organizational structure (which began in early 2011), and improvement in our ability to leverage and reduce our fixed cost structure, which was hampered by severe weather conditions in the first quarter of 2011.

Operating expenses in this segment decreased by $2.4 million, or 19.0 percent, year over year, primarily because of a continued focus on operational efficiencies and resource management, which included the benefit of the cost reduction initiatives we took in the second half of 2011.

We expect to see continued gross and operating profit and margin improvements from our focused efforts on execution, project management and third party tube sales.   This is all in the context of an expected stable but challenging water and wastewater market in the United States.

European Water and Wastewater

(dollars in thousands)
	Quarters Ended March 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$16,077	$20,760	$(4,683)	(22.6)%
Gross profit	3,352	4,523	(1,171)	(25.9)
Gross profit margin	20.8%	21.8%	n/a	(1.0)
Operating expenses	3,638	3,922	(284)	(7.2)
Operating income (loss)	(286)	601	(887)	(147.6)
Operating margin	(1.8)%	2.9%	n/a	(4.7)

In the first quarter of 2012, our European Water and Wastewater business operating income declined approximately $0.9 million, or 147.6 percent, compared to the first quarter of 2011. The decline in this segment was primarily related to severe winter weather throughout Europe, which caused significant delays in contracting work.  The European business saw improved performance in March pointing to a recovery in executing against the current backlog.  Gross profit declined due to the 22.6 percent drop in revenues, which significantly affected our ability to leverage fixed costs in the first quarter. Additionally, continued slow economic conditions in France and Spain impacted revenues and margins. Operating expenses declined due to cost reduction efforts that were made throughout the region, particularly in the United Kingdom during the second half of 2011.

Our outlook for the European business remains unchanged for the remainder of 2012, despite the unexpected slow start.  We expect to recover throughout the year from the strength of our operations in the Netherlands, increasing third party tube sales and improving conditions in the United Kingdom.

Asia-Pacific Water and Wastewater

(dollars in thousands)
	Quarters Ended March 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$10,594	$12,509	$(1,915)	(15.3)%
Gross profit	254	2,417	(2,163)	(89.5)
Gross profit margin	2.4%	19.3%	n/a	(16.9)
Operating expenses	2,046	2,244	(198)	(8.8)
Operating income (loss)	(1,792)	173	(1,965)	(1,135.8)
Operating margin	(16.9)%	1.4%	n/a	(18.3)

In the first quarter of 2012, our Asia-Pacific Water and Wastewater segment operating income declined by $2.0 million compared to the first quarter of 2011. The decrease was because of execution issues related to older, low bid margin projects in our Singapore operation. We expect to complete the problematic Singaporean projects during the second quarter of 2012.  Additionally, poor performance in Australia from wet weather and flooding conditions and certain customer driven project delays contributed to the lower gross profit compared to the first quarter of 2011. Operating expenses declined during the quarter due to cost containment efforts throughout the region, most notably India.

We expect performance for this segment to improve over the course of the year, as we return to normal conditions in Australia, where we have significant bidding opportunities and contract renewals.  We are also continuing to pursue large projects in Malaysia, and expect to see continued growth in third party tube sales.

Commercial and Structural

(dollars in thousands)
	Quarters Ended March 31,		Increase (Decrease)
	2012	2011	$	%
Revenues	$14,547	$—	$14,547	n/m
Gross profit	7,608	—	7,608	n/m
Gross profit margin	52.3%	—	n/a	n/m
Operating expenses	5,686	—	5,686	n/m
Acquisition-related expenses	575	—	575	n/m
Operating income	1,347	—	1,347	n/m
Operating margin	9.3%	—	n/a	n/m

We established our Commercial and Structural reporting segment in connection with our August 2011 acquisition of Fyfe North America.  There were no Commercial and Structural segment results prior to such date.

The Fyfe North American business performed above expectations in the first quarter of 2012 with gross margins of 52.3 percent and operating income of $1.3 million, or 9.3 percent of revenue, inclusive of $0.6 million of acquisition-related expenses and $0.9 million of purchase price depreciation and amortization.  In addition, Fyfe Latin America contributed $0.3 million in revenue and less than $0.1 million in losses in nearly three months of operations.  North American performance was bolstered by continued high productivity and margins on water transmission rehabilitation projects.

During the first quarter of 2012, we incurred $0.6 million of acquisition-related expenses for the January 2012 acquisition of Fyfe Group’s operations in Latin America and the April 2012 acquisition of Fyfe Group’s operations in Asia. We continue to hold exclusive negotiating rights for Fyfe Group’s operations in Europe and expect to complete the acquisition by September 30, 2012.

We believe Fyfe North America will accelerate the pace of growth they have experienced over the last few years.  With the addition of the Fyfe Asian and Latin American businesses, we have confidence in our ability to accelerate the current growth rate as we integrate all three businesses with our global distribution network, increase our investment in business development, and invest in product innovation to exploit further growth opportunities across their current key vertical end markets defined as buildings, pipelines, waterfront structures and industrial infrastructure.

Aegion Corporation is a global leader in infrastructure protection, providing proprietary technologies and services to protect against the corrosion of industrial pipelines and for the rehabilitation and strengthening of water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures. More information about Aegion can be found on our internet site at www.aegion.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  We make forward-looking statements in this news release that represent our beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to us and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on February 28, 2012. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by us from time to time in our periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by us in this news release are qualified by these cautionary statements.

Regulation G Statement

We have presented certain information in this release excluding certain items that impacted income, expense and earnings per share. The (non-GAAP) earnings per share exclude the earnings impact of acquisition-related expenses. Aegion management uses such non-GAAP information internally to evaluate financial performance for our operations, as we believe it allows us to more accurately compare our ongoing performance across periods.

Aegion™, the Aegion™ logo, Insituform®, the Insituform® logo, United Pipeline Systems®, Bayou Companies™, Corrpro®, CRTS™, Fibrwrap® and Fyfe™ are the registered and unregistered trademarks of Aegion Corporation and its affiliates.

CONTACT:	Aegion Corporation David A. Martin, Senior Vice President and Chief Financial Officer (636) 530-8000

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share information)

	For the Three Months ended
	March 31,
	2012	2011

Revenues	$230,594	$210,587
Cost of revenues	177,910	169,413
Gross profit	52,684	41,174
Operating expenses	41,210	35,685
Acquisition-related expenses	575	—
Operating income	10,899	5,489
Other income (expense):
Interest expense	(2,400)	(1,993)
Interest income	68	85
Other	413	(466)
Total other expense	(1,919)	(2,374)
Income before taxes on income	8,980	3,115
Taxes on income	2,483	841
Income before equity in earnings of affiliated companies	6,497	2,274
Equity in earnings of affiliated companies	652	853
Net income	7,149	3,127
Non-controlling interests	(425)	(121)
Net income attributable to Aegion Corporation	$6,724	$3,006

Earnings per share attributable to Aegion Corporation:
Basic:
Net income	$0.17	$0.08
Diluted:
Net income	$0.17	$0.08

Weighted average shares outstanding - Basic	39,196,634	39,272,011
Weighted average shares outstanding - Diluted	39,498,118	39,705,666

AEGION CORPORATION AND SUBSIDIARIES
STATEMENT OF OPERATIONS RECONCILIATION
For the Quarter Ended March 31, 2012
(Unaudited) (Non-GAAP)
(in thousands, except share and per share information)

	Consolidated	Acquisition-Related	Results Excluding
	Results	Expenses	One-time Items

Revenues	$230,594	$-	$230,594
Cost of revenues	177,910	-	177,910
Gross profit	52,684	-	52,684
Operating expenses	41,785	(575)	41,210
Operating income (loss)	10,899	575	11,474
Other income (expense):
Interest expense	(2,400)	-	(2,400)
Interest income	68	-	68
Other	413	-	413
Total other income (expense)	(1,919)	-	(1,919)
Income before taxes on income	8,980	575	9,555
Taxes on income	2,483	14	2,497
Income before equity in earnings of affiliated companies	6,497	561	7,058
Equity in earnings of affiliated companies	652	-	652
Net income	7,149	561	7,710
Non-controlling interests	(425)	-	(425)
Net income attributable to Aegion Corporation	6,724	561	7,285

Diluted Earnings (loss) per share:
Net income	$0.17	0.01	$0.18

AEGION CORPORATION AND SUBSIDIARIES
SEGMENT DATA
(Unaudited)
(In thousands)

	Quarters Ended,
	March 31,
	2012	2011

Revenues:
Energy and Mining	$115,038	$95,457
North American Water and Wastewater	74,338	81,861
European Water and Wastewater	16,077	20,760
Asia-Pacific Water and Wastewater	10,594	12,509
Commercial and Structural	14,547	—
Total revenues	$230,594	$210,587

Gross profit:
Energy and Mining	$26,899	$23,091
North American Water and Wastewater	14,571	11,143
European Water and Wastewater	3,352	4,523
Asia-Pacific Water and Wastewater	254	2,417
Commercial and Structural	7,608	—
Total gross profit	$52,684	$41,174

Operating income (loss):
Energy and Mining	$7,440	$6,390
North American Water and Wastewater	4,190	(1,675)
European Water and Wastewater	(286)	601
Asia-Pacific Water and Wastewater	(1,792)	173
Commercial and Structural	1,347	—
Total operating income	$10,899	$5,489

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share amounts)

	March 31,	December 31,
	2012	2011
Assets
Current assets
Cash and cash equivalents	$130,450	$106,129
Restricted cash	759	82
Receivables, net	209,213	228,313
Retainage	36,518	33,933
Costs and estimated earnings in excess of billings	77,672	67,683
Inventories	55,566	54,540
Prepaid expenses and other current assets	26,042	27,305
Total current assets	536,220	517,985
Property, plant & equipment, less accumulated depreciation	170,740	168,945
Other assets
Goodwill	251,275	249,888
Identified intangible assets, less accumulated amortization	148,761	149,655
Investments	27,508	26,680
Deferred income tax assets	5,612	5,418
Other assets	5,478	6,393
Total other assets	438,634	438,034

Total Assets	$1,145,594	$1,124,964

Liabilities and Equity
Current liabilities
Accounts payable	72,874	72,326
Accrued expenses	61,322	69,417
Billings in excess of costs and estimated earnings	20,443	24,435
Current maturities of long-term debt and line of credit	25,987	26,541
Total current liabilities	180,626	192,719
Long-term debt, less current maturities	243,697	222,868
Deferred income tax liabilities	39,262	38,167
Other non-current liabilities	22,472	22,221
Total liabilities	486,057	475,975

Equity
Common stock, $.01 par – shares authorized 125,000,000; shares issued and outstanding 39,261,072 and 39,352,375, respectively	393	394
Additional paid‑in capital	256,858	260,680
Retained earnings	380,520	373,796
Accumulated other comprehensive income	8,827	5,862
Total stockholders' equity	646,598	640,732
Non-controlling interests	12,939	8,257
Total equity	659,537	648,989

Total Liabilities and Equity	$1,145,594	$1,124,964

AEGION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Quarters Ended March 31,
	2012	2011

Cash flows from operating activities:
Net income	$7,149	$3,127
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	9,783	7,502
(Gain) loss on sale of fixed assets	13	(17)
Equity-based compensation expense	1,541	1,827
Deferred income taxes	836	(1,159)
Equity in earnings of affiliated companies	(652)	(853)
(Gain) loss on foreign currency transactions	(843)	13
Other	1,172	(330)
Changes in operating assets and liabilities:
Restricted cash	(677)	521
Return on equity method investments	–	3,110
Receivables net, retainage and costs and estimated earnings in excess of billings	11,371	5,183
Inventories	126	(881)
Prepaid expenses and other assets	2,353	1,292
Accounts payable and accrued expenses	(13,308)	(22,741)
Other operating	319	(1,195)
Net cash provided by (used in) operating activities	19,183	(4,601)

Cash flows from investing activities:
Capital expenditures	(11,447)	(3,692)
Proceeds from sale of fixed assets	2,714	141
Patent expenditures	(219)	(286)
Receipt of cash from Hockway sellers due to final net working capital adjustments	1,048	–
Purchase of Fyfe Latin America, net of cash acquired	(3,048)	–
Purchase of Fyfe North America	(532)	–
Net cash used in investing activities	(11,484)	(3,837)

Cash flows from financing activities:
Proceeds from issuance of common stock upon stock option exercises, including tax effect	671	2,639
Investments from noncontrolling interests	3,920	141
Distributions/dividends to noncontrolling interests	–	(776)
Repurchase of common stock	(6,037)	–
Principal payments on notes payable	(633)	–
Proceeds from line of credit	26,000	–
Proceeds from long-term debt	983	–
Principal payments on long-term debt	(6,250)	(2,500)
Other financing activities	–	(87)
Net cash provided by (used in) financing activities	18,654	(583)
Effect of exchange rate changes on cash	(2,032)	1,535
Net increase (decrease) in cash and cash equivalents for the period	24,321	(7,486)
Cash and cash equivalents, beginning of period	106,129	114,829
Cash and cash equivalents, end of period	$130,450	$107,343